Exhibit A

SEPARATION
AGREEMENT AND
GENERAL RELEASE

I, Thomas Montgomery, in consideration of the performance by Solo Brands, LLC (collectively with its parent company, Solo Brands, Inc., the “Company”), of its obligations under the Employment Agreement, dated September 1, 2021 and as amended on October 3, 2022, between the Company and me (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates, subsidiaries, and all present and former members, managers, directors, officers, agents, representatives, employees, attorneys, insurers, benefit plans, successors and assigns of the Company and its affiliates (collectively, the “Released Parties”) to the extent provided below. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

1. I understand that my employment with the Company will terminate on March 31, 2023 (the “Separation Date”) and, as of the Separation Date, I will cease to be an employee of the Company. I acknowledge and agree that, as of the Separation Date, I hereby resign as Chief Digital Officer and as an employee of the Company and from all offices and positions I may hold at the Company’s affiliates. For the avoidance of doubt, this resignation does not extend to my service on the Board of Foundation 43.

2. I understand and agree that I will not receive any Severance Benefits (a) unless I execute this Separation Agreement and General Release (“General Release”); (b) if I breach this General Release; or (c) if I breach any provision of Section 9 of the Agreement. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

3. The Base Salary as defined in the Agreement as of the Separation Date is $400,000 per annum.

4. It is agreed that the Severance Period will be for a period of 6 months beginning on April 1, 2023 and ending September 30, 2023. I agree to notify Company at least one week prior to beginning any employment or consulting relationship during the Severance Period.

5. I and the Company acknowledge and agree that I have been granted equity-based compensation awards (the “Equity Awards”). I acknowledge and agree that upon the cessation of my employment with the Company, all Equity Awards that are unvested and as applicable, not exercisable as of the Separation Date shall be automatically forfeited for no consideration.

6. I acknowledge and agree that other than the Severance Benefits, I will have no further rights to any payments or benefits in connection with the termination of my employment with the Company.

7. I agree that in connection with Section 10 of the Agreement (entitled “COOPERATION”), I will provide up to 8 hours of transition services to Company each month throughout the Severance Period. If additional hours of transition services are needed, I agree to have such hours approved in advance, and agree the Parties will work in good faith to reach an agreeable hourly rate prior to additional hours being provided.

8. Except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and any person or entity acting through, in the right of, jointly or in concert with myself or whose rights derive from any relationship with me, including, but not limited to, my spouse, my heirs, executors, attorneys, representatives, agents, administrators and assigns (the “Releasing Parties”)) fully and unconditionally release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter- claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the other Released Parties which I or any Releasing Party, may have, including but not limited to those which arise out of or are connected with my employment with, or my separation or termination from, the Company and its affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act) or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract (including under the Agreement, and unless otherwise specifically set forth in this General Release, I shall have no further rights under the Agreement or any other agreement or contract with any Released Party), or tort, or under common law; or arising under any employment policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Excluded from this release and the definition of “Claims” are any Claims that: (A) by law cannot be released in a private agreement (such as workers compensation claims); (B) arise after the date I execute this General Release; (C) are for the Company’s breach of the Agreement in respect of the Severance Benefits or other payments described in Section 7(d) or the definition of “Restricted Period” of the Agreement; (D) relate to the terms and conditions of this General Release; (E) are for COBRA coverage or other continuation of health insurance coverage provided by applicable state law; and/or (E) relate to any rights to vested or accrued benefits, such as vested pension or retirement benefits, or any insurance benefits accrued before the date I execute this General Release (such as medical insurance benefits for services rendered before such date or long term disability benefits for a disability that occurred before such date), the rights to which are governed by the terms of the applicable plan documents and award agreements.

9. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 8 above.

10. I understand that nothing in this General Release prevents me from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this General Release I am giving up any right to monetary recovery that is based on any of the Claims I have released. I also understand that if I file such a charge or complaint, I have, as part of this General Release, waived the right to receive any remuneration for any Claims beyond what I have received in this General Release.
11. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further waive any right to recovery with respect to any Claim in a proceeding instituted on my behalf by an administrative agency or other entity regarding my employment with, or separation from, the Company. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 8 with respect to any Claim as of the execution of this General Release.
12. I represent that I am not aware of any Claim by me other than the Claims that are released by this Agreement. I agree to expressly waive any rights I may have under any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims, as well as under any other statute or common law principles of similar effect.

13. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or me of any improper or unlawful conduct.

14. I agree that if I violate this General Release by suing the Company or the other Released Parties in respect of a Claim, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties in the event that they are the prevailing party, including reasonable attorneys’ fees.

15. I acknowledge and reaffirm my obligation to abide by the covenants set forth in the Agreement as though fully set forth herein, including, without limitation, those covenants set forth in Section 9 of the Agreement. I further agree that as of the date hereof, I have returned to the Company any and all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data, provided, however, the provisions of this Section 9 do not apply to the Agreement or employee benefit plans and underlying documents in respect of my compensation and employee benefits.

16. Company agrees its CEO and CFO, during the Restricted Period, will not make any defamatory or disparaging statements concerning Mr. Montgomery other than in the good faith performance of their duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

17. I hereby waive any reinstatement or future employment with the Company or any of its affiliates.

18. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Upon a finding by a court of competent jurisdiction that any release or agreement in this General Release is illegal, void or unenforceable, I agree, at the Company’s option, to execute promptly a release and agreement that is legal and enforceable. My failure to comply with the obligations to promptly execute such release will constitute a material breach of this General Release.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)    I HAVE READ IT CAREFULLY;

(ii)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;

(iii)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)    I HAVE HAD AMPLE TIME FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT;

(vi)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(vii)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Agreed, Acknowledged and Accepted:

/s/ Thomas Montgomery	03/30/2023
Thomas Montgomery	Date

Agreed, Acknowledged and Accepted:

/s/ John Merris	03/31/2023
John Merris	Date
On behalf of Solo Brands, LLC